THE TAUBMAN COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant Name:	[	]
Grant Date:	[	]
RSUs Granted:	[	]
Vesting Date:	[	] (or, if earlier, the Vesting Date defined in the Plan)

THIS AWARD AGREEMENT, dated as of this [               ] day of [    ], 200__, is entered into by and between THE TAUBMAN COMPANY LLC, a Delaware limited liability company (the “Company”), and [                        ] (the “Participant”). Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.

1.         Incorporation of Plan. This Award is granted as of [               ], pursuant to and subject to all of the terms and conditions of The Taubman Company 2005 Long-Term Incentive Plan, as effective May 18, 2005, as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. A copy of the Plan is on file in the office of the Company. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.

2.         RSU Award. The Company hereby grants the Participant an Award of [  ] Restricted Stock Units (“RSUs”). Each RSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common stock, par value $0.01, of Taubman Centers, Inc. (“TCO”) (“Common Stock”).

3.         Conversion of RSUs, Issuance of Shares, and Payment of Dividend Equivalents. Upon vesting of this Award, TCO will issue and transfer to the Company one share of Common Stock for each RSU granted under this Award. The Company will transfer the shares of Common Stock to the Participant upon satisfaction of any required tax withholding obligation. No fractional shares will be issued. The Company will simultaneously pay to the Participant, in cash, the dividend equivalents credited to the Participant’s Award account.

4.         Forfeitures. The unvested portion of this Award will terminate automatically and be forfeited to the Company immediately and without further notice upon the termination of the Participant’s employment with the Company before the Vesting Date. Further, in the case of the Participant’s Termination for Cause, this Award will terminate automatically and be forfeited even if the Award vested prior to the Termination for Cause. No Common Stock shares will be issued with respect to any portion of this Award that terminates and is forfeited.

5.         Tax Withholding Obligation. The Company will determine, in its discretion, which of the following two methods will be used to satisfy the statutory minimum tax withholding obligations in connection with the payment of this Award:  (a) withholding from payment to the Participant sufficient cash and/or shares of Common Stock issuable under the Award having a fair market value sufficient to satisfy the withholding obligation; or (b) payment by the Participant to the Company the withholding amount by wire transfer, certified check, or other means acceptable to the Company, or by additional payroll withholding in the event the

Participant fails to pay the withholding amount. To the extent that the value of any whole shares of Common Stock withheld exceeds applicable tax withholding obligations, the Company agrees to pay the excess in cash to the Participant through payroll or by check as soon as practicable.

6.         Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual shares of Common Stock unless and until such shares are issued to the Participant pursuant to the terms of the Plan. Since no property is transferred until the shares are issued, the Participant acknowledges and agrees that the Participant cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the RSUs in the Participant’s gross income for the taxable year of the grant of the Award.

7.         Beneficiary/Beneficiaries. Each Participant may, at any time, subject to the provisions of the Plan, designate a Beneficiary or Beneficiaries to whom payment under this Plan will be made in the event of such Participant’s death. Beneficiary Designation Forms are available from Human Resources.

8.         Registration. TCO currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. TCO intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. TCO will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

9.         Acknowledgment of Participant. The Participant accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement, the Plan, and any applicable summary of the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents.

IN WITNESS WHEREOF, this Award Agreement is duly authorized as of the day and year first above written.

PARTICIPANT	SIGNATURE	THE TAUBMAN COMPANY LLC, a Delaware limited liability company

By:

Date: ____________________	Its:

Date: ____________________

PLEASE RETURN ONE SIGNED AGREEMENT TO [                                  ] BY [                            ] AND KEEP ONE FOR YOUR RECORDS.

2